Exhibit 99.5

Joint Filing Agreement

The undersigned hereby agree to file a joint Schedule 13D and any future Amendments thereto filed hereafter with respect to the interests of the undersigned in Anteris Technologies Global Corp. The Schedule 13D to which this Exhibit 99.1 is attached has been filed on behalf of each of the undersigned and any future Schedule 13D or Amendments thereto filed hereafter shall be filed on behalf of each of the undersigned.

Dated: January 29, 2026	MEDTRONIC, PLC

/s/ Brian Sandstrom
	Name:	Brian Sandstrom
	Title:	Assistant Secretary

Dated: January 29, 2026	COVIDIEN GROUP S.A.R.L.

/s/ Salvador Sens
	Name:	Salvador Sens
	Title:	General Manager